Exhibit 99.1

             VESTA TO SELL REMAINING STAKE IN AFFIRMATIVE INSURANCE

    BIRMINGHAM, Ala., June 14 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) announced today that it has entered into a definitive agreement to sell its remaining stake of Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM) to an entity jointly owned by affiliates of each of Delaware Street Capital and JC Flowers & Co. LLC for $15.00 per share in a privately negotiated transaction.

    Vesta collectively owns approximately 5.2 million shares of Affirmative common stock. Vesta's ownership of Affirmative stock is divided between its primary insurance company, which owns approximately 4.2 million shares and its holding company, which owns approximately 1.0 million shares. The transaction is subject to customary closing conditions, including the receipt of necessary regulatory approvals, and the transaction is expected to close following regulatory approval. On June 1, 2005, Vesta sold 2.0 million shares back to Affirmative for $14.00 per share.

    Vesta will receive approximately $78.0 million from the sale before expenses and plans to use the proceeds to support its property-casualty operations.

    Sagent Advisors Inc. acted as financial advisor to Vesta in connection with this transaction.

    About Vesta Insurance Group, Inc.
    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.

    This news release contains forward-looking statements within the meaning of applicable federal securities laws, including statements relating to the pending sale of 5.2 million shares of Affirmative Insurance Holdings, Inc. and the application of proceeds of the sale of Affirmative common stock. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements, including, without limitation: the failure to satisfy various closing conditions set forth in the agreement; delays or difficulties in completing, or the inability to complete, the sale of the Affirmative common stock (including delays or difficulties in obtaining the required regulatory approval for the transaction); and the inability to apply, or delays in applying, the proceeds of the sale of Affirmative common stock as intended. The Company undertakes no obligation to revise or update any forward-looking statement contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             06/14/2005
    /CONTACT: Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com /
    /Web site:  http://www.vesta.com /